EXHIBIT 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

OVERVIEW

On August 4, 2023, (i) Recruiter.com Consulting, LLC (“Recruiter Consulting”), a Texas limited liability company and a wholly owned subsidiary of Recruiter.com Group, Inc. (the “Company”), and Insigma, Inc., a Virginia corporation ("Insigma") and a wholly owned subsidiary of Futuris Company, a Wyoming corporation (“FTRS”), entered into an asset purchase agreement (the “Insigma Agreement”) and (ii) Recruiter Consulting and Akvarr, Inc., a Delaware corporation (“Akvarr”) and a wholly owned subsidiary of FTRS, entered into an asset purchase agreement (the “Akvarr Agreement” and, together with the Insigma Agreement, collectively the “Agreements”). Upon the terms and subject to the conditions of the Agreements, Recruiter Consulting agreed to sell its right, title, and exclusive interest in certain client contracts and associated staff, contractors, business information, and relationships related thereto (collectively, the "Acquired Assets") to Insigma and Akvarr.

As consideration for the Acquired Assets, and upon completion of the assignment of certain Acquired Assets to Insigma (the “Sale”), Insigma shall issue to Recruiter Consulting a number of shares of common stock of FTRS equal to $500,000 based on the 30 day Volume Weighted Average Price (VWAP) preceding the Closing Date (as defined in the Insigma Agreement). The Insigma Agreement also provides for the payment of up to $2,000,000 of additional cash consideration as an earnout payment to Recruiter Consulting, which shall be payable in monthly installments beginning 30 days from the Closing Date and based on the Gross Margin (as defined in the Insigma Agreement) generated by the Acquired Assets.

BASIS OF PRESENTATION

The following unaudited pro forma condensed consolidated financial statements of the Company were derived from its historical consolidated financial statements and are being presented to give effect to the Sale. The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2023 and for year ended December 31, 2022, reflect the Company’s results as if the Sale had occurred on January 1, 2022. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2023 gives effect to the Sale as if it occurred on that date. The estimated gain on sale in connection with the transaction is reflected in the unaudited pro forma condensed consolidated balance sheet within retained earnings. The estimated gain on sale is not reflected in the unaudited pro forma condensed consolidated statements of operations as it does not have a continuing impact on the Company’s results.

The unaudited pro forma condensed consolidated financial statements give effect to the Sale including: (i) the elimination of the historical Acquired Assets financial results on a carve-out basis; and (ii) the adjustments to the Acquired Assets carve-out financial statements to meet the requirements of discontinued operations.

The unaudited pro forma condensed consolidated financial information is subject to the assumptions and adjustments described in the accompanying notes. These assumptions and adjustments are based on information presently available. The unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of the Company for each period presented and in the opinion of management, all adjustments and disclosures necessary for a fair presentation of the pro forma data based on information available at the time have been made.

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Recruiter.com Group, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Balance Sheets

	As of March 31, 2023		
	Recruiter.com Historical	Pro Forma Adjustments	Pro Forma
ASSETS			
Current assets:			
Cash	$ 238,235	$ (25,000) (c)	$ 213,235
Accounts receivable, net of allowance for doubtful accounts of $1,566,828	1,987,912	-	1,987,912
Marketable securities	-	500,000 (d)	500,000
Earn-out receivable	-	134,020 (e)	134,020
Prepaid expenses and other current assets	348,152	-	348,152
Total current assets	2,574,299	609,020	3,183,319
Property and equipment, net of accumulated depreciation of $23,468	55,082	-	55,082
Intangible assets, net	2,270,966	-	2,270,966
Earn-out receivable	-	978,973 (e)	978,973
Goodwill	7,101,084	-	7,101,084
Total assets	$ 12,001,431	$ 1,587,994	$ 13,589,425
LIABILITIES AND STOCKHOLDERS' EQUITY			
Current liabilities:			
Accounts payable	$ 1,760,855	$ -	$ 1,760,855
Accrued expenses	869,969	-	869,969
Accrued compensation	454,011	-	454,011
Accrued interest	114,040	-	114,040
Deferred payroll taxes	2,484	-	2,484
Deferred revenue	271,291	-	271,291
Other liabilities	50,677	-	50,677
Loans payable - current portion, net of debt discount	3,946,815	-	3,946,815
Warrant liability for puttable warrants	600,000	-	600,000
Refundable deposit on preferred stock purchase	285,000	-	285,000
Total current liabilities	8,355,142	-	8,355,142
Loans payable - long term portion, net of discount	1,025,614	-	1,025,614
Total liabilities	9,380,756	-	9,380,756
Commitments and contingencies			
Stockholders' Equity:			
Preferred stock, Series D, $0.0001 par value; 2,000,000 shares authorized, no shares issued and outsanding as of March 31, 2023	-	-	-
Preferred stock, Series E, $0.0001 par value; 775,000 shares authorized, 86,00 shares issued and outsanding as of March 31, 2023	9	-	9
Preferred stock, Series F, $0.0001 par value; 200,000 shares authorized, no shares issued and outsanding as of March 31, 2023	-	-	-
Common stock, $0.0001 par value; 100,000,000 shares authorized, 17,210,085 shares issued and outstanding as of March 31, 2023	1,722	-	1,722
Shares to be issued, 587,945 shares as of March 31, 2023	59	-	59
Additional paid-in capital	75,693,838	-	75,693,838
Accumulated deficit	(73,074,953)	1,587,994 (f)	(71,486,959)
Total stockholders' equit	2,620,675	1,587,994	4,208,669
Total liabilities and stockholders' equity	$ 12,001,431	$ 1,587,994	$ 13,589,425

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NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following items resulted in adjustments in the unaudited pro forma condensed consolidated financial information:

Unaudited Pro Forma Condensed Consolidated Statement of Operations

(a) Adjustments represent the elimination of revenues and cost of goods sold attributable to the Acquired Assets.

(b) Adjustments represent the elimination of general and administrative costs attributable to the Acquired Assets. Adjustments do not include general corporate and overhead costs that will have a continuing effect on the Company post-closing.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

(c) Adjustment represents $25,000 of closing costs from the sale of the Acquired Assets.

(d) Adjustment represents $500,000 of Futuris Company common stock received from the sale of the Acquired Assets.

(e) Adjustments represent the fair value of the earn-out consideration received from the sale of the Acquired Assets.

(f) Adjustments reflect the pre-tax gain on sale from the Acquired Assets of $1,587,994 calculated as reflected below. The proforma net gain is reflected as an adjustment to retained earnings. This amount is based on the present value of future cash payments expected to be received from the sale of the Acquired Assets. The actual net gain will be based on the Company's expected future cash flows from the sale of the Acquired Assets as of the date of closing.

March 31, 2023
Equity consideration received	$500,000
Fair value of earn-out consideration received	1,112,994
Total consideration	1,612,994
Estimated selling expenses	(25,000)
Gain on Sale	$1,587,994

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